ECOSYSTEM CORPORATION
                           One Penn Plaza, Suite 1612
                               New York, NY 10119



                                                 January 15, 2010

Via EDGAR
James Lopez
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

           Re: Ecosystem Corporation
               Form 10-K/A for Fiscal Year Ended December 31, 2008 Filed May 20, 2009
               Form 10-Q for the Quarter Ended March 31, 2009
               Filed May 20, 2009
               File No. 000-32143

Dear Mr. Lopez:

     I am writing in response to your letter to the undersigned dated December 30, 2009. My staff is preparing a response to the comments in your letter, but will require additional time in order to complete the response. We expect to submit our response on or before Tuesday, February 16.

                                   Sincerely,

                                   /s/ Kevin Kreisler
                                   ----------------------------
                                       Kevin Kreisler
                                       Chief Executive Officer